Exhibit 99.1

Sixth Amendment to Hotel Purchase and Sale Agreement

This Sixth Amendment to Hotel Purchase and Sale Agreement (the “Amendment”) is made and entered into as of March 25, 2005 by and between Boykin Chicago L.L.C. (“Seller”) and Chicago H&S Property, LLC (“Purchaser”).

Recitals

A.	Seller and Purchaser are parties to that certain Hotel Purchase and Sale Agreement dated as of November 5, 2004 as amended by First Amendment to Hotel Purchase and Sale Agreement dated as of December 20, 2004, Second Amendment to Hotel Purchase and Sale Agreement dated as of December 27, 2004, Third Amendment dated February 1, 2005, Fourth Amendment dated March 1, 2005 and Fifth Amendment dated as of March 11, 2005 (as amended, the “Purchase Agreement”) concerning the hotel and related facilities known as the Hotel 71 located at 71 East Wacker Drive, Chicago, IL.

B.	Seller and Purchaser desire to enter into this Amendment for the purposes of amending certain terms and provisions of the Purchase Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.	Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

2.	Closing Date. Subject to the satisfaction of the condition set forth in paragraph 4 hereof, the Closing Date is extended to noon, 12:00 pm Eastern Standard Time on Wednesday, March 30, 2005.

3.	Remedies. Notwithstanding anything contrary contained in the Purchase Agreement, Purchaser agrees and acknowledges that Seller has fully performed its obligations under the Purchase Agreement hereby waives any and all claims against Seller under the Purchase Agreement whether existing now or hereinafter arising. Purchaser, on behalf of itself, its agents and successors and assigns, covenants not to sue Seller with respect to any matter relating to the Property, the Purchase Agreement or the transaction described therein and releases Seller and its members, officers, directors and agents from any liability with respect thereto.

4.	Representations and Warranties of Purchaser. Purchaser represents warrants that it has procured sufficient debt and equity to satisfy its obligations under the Purchase Agreement and is able to fund or cause the funding on Wednesday, March 30, 2005 of all amounts required pursuant to the closing statement for the acquisition and sale of the Property.

5.	Miscellaneous. A telecopied facsimile of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of each party to the terms hereof. Except as amended hereby, all terms and conditions of the Purchase Agreement are, and remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this Amendment effect as of the date set forth above.

SELLER:

BOYKIN CHICAGO L.L.C., a Delaware limited liability company

By: Boykin Hotel Properties, L.P. its operating member

By: Boykin Lodging Company, its general partner

By:	/s/ Shereen P. Jones

Name:	Shereen P. Jones
Its:	Executive Vice President and Chief
Financial and Investment Officer

PURCHASER:

CHICAGO H&S HOTEL PROPERTY, LLC, a Delaware limited liability company

By:	/s/ Robert D. Falor

Name:	Robert D. Falor
Title:	Authorized Signatory